Release:     January 14, 2019

CP responds to the CTA’s investigation into rail service issues in Vancouver

Calgary, AB - Canadian Pacific (TSX:CP) (NYSE:CP) is proud of its service performance in Vancouver and takes great exception to being included in a far-reaching Canadian Transportation Agency (CTA) “investigation into possible freight rail service issues in the Vancouver area.”
“On behalf of our 13,000-strong CP family, including our more than 500 employees who work in Vancouver, I take great exception to having our company included in a formal investigation into rail service in the Lower Mainland,” said CP President and CEO Keith Creel. “We have not been made aware of any formal complaints to the CTA relating to our service in Vancouver, nor has the CTA been in touch with us prior to launching this investigation. It is irresponsible to institute an investigation without at minimum reaching out to ask CP for information. We have always been forthright and cooperative with the CTA. The fact is that CP has achieved record-setting performance in Vancouver thanks to our talented team of railroaders who work day and night to make it one of the best performing terminals in North America.”
In November 2018, CP announced it had broken its previous record for carloads of Western Canadian grain and grain products shipped to the Port of Vancouver in a single month. In November, more than 17,150 carloads of Canadian grain and grain products were shipped on CP to Vancouver, a total of 1.54 million metric tonnes (MMT). October 2018 was the company's best month ever for shipping grain and grain products, moving 2.64 MMT to all destinations, with the majority transiting Vancouver. CP’s intermodal franchise has the lowest on-dock dwell and best on-time performance at the Port of Vancouver. In terms of rail terminal performance, railcar processing time at CP’s Coquitlam yard improved by 21 percent in December 2018 versus December 2017.
CP prides itself on being a transparent supply chain enabler and is committed to working collaboratively with customers and the government to address valid concerns. CP also works closely with other Class 1 carriers to plan for issues and deal with them proactively. Recently, CP worked closely with CN in Vancouver, including by assembling blocks of cars for the CN to simplify last mile operations, help ease congestion, and expedite recovery. To further support recovery, CP implemented embargos and permits to help manage traffic into congested consignees.
“Are we perfect 100 percent of the time? No,” said Creel. “When we are not performing to the requisite level of service, I will be the first to step up and acknowledge it. The flip side of that coin is: when we are subject to unsubstantiated action, I will be the first to step up and defend the men and women who make this operation run.”
CP’s Vancouver operations are critical to its overall network and to the broader North American economy. CP’s operation remains fluid through Vancouver.
“CP will work with the CTA to better understand its concerns and will fully cooperate in the investigation as appropriate. In the meantime, CP will continue to focus our attention and build on our success of delivering freight safely and efficiently for our customers during this critical winter period,” concluded Creel.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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